LETTER OF AGREEMENT



TO:      Richard Altomare
FR:      Gene Rosov
RE:      Agreement for SkyNet Videcalling Developing



Thank you for our discussions concerning the deployment of Talk Visual's videocalling equipment package into the SkyNet network of worldwide locations. Based on our discussions, the following represents our agreement for proceeding to fit out two hundred SkyNet network locations with our most cost-effective videocalling package to be used as a ten-site trial.

1. LOCATIONS: Your will choose the 200 appropriate locations. We understand that you will choose key venues in Latin America, which you believe will produce the greatest volume of videocall traffic.

2. PACKAGE; We will provide you with ISDN video-codecs from Motion Media (the MM225) and, if and only if necessary, a compute for running our software if the location does not have a compute available. The tracking software will be provided as part of the package at no additional cost. The location itself will provide the necessary television (a 25" or 27" TV is preferred). In addition, if possible, the location will provide a VCR. It must also provide a 128K ISDN dial-up line (generally delivered as two 64K circuits). As discussed, ANY existing regular analog line can be "converted" by the local telco to an ISDN facility, usually at very modest incremental charge. We will provide all set-up guidance at no cost.

3. PAYMENT: You agree to pay five thousand dollars ($5,000) to purchase TEN Motion Media ISDN Telephones. These ten will be installed immediately in mutually chose venues. For each additional installation beyond the first ten, the SkyNet location itself must commit to a low-cost lease program of approximately $100 down ad between $50 and $100 monthly, depending upon the equipment configuration chosen. Any profit on the lease arrangements will be split equally between us.

4. TIMING: We agree to provide the TEN Motion Media Telephones within five (5) days of receipt of your payment.


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5.   DEPLOYMENT AND PROMOTION: We will jointly arrange for presentation of the program to your locations, and for shipment direct to them. We will work closely with you to promote business and consumer videocalling between the target cities/countries and other worldwide locations, with an especial focus on the U.S.A. and locations here in Miami. We will produce a promotional mailing for use by your Latin American locations, and work closely with SkyNet to create a successful mailing piece and ongoing product promotion. We will obtain significant Spanish-language press coverage here in the United States.

6. PRESS INFORMATION: We will produce a press release today (attached) announcing our venture, and will provide it for your editing prior to any issuance. As we are planning this release for today, prior to any issuance. As we are planning this release for today, Thursday, February 17, 2000, we will remain in close contact with you.


We truly appreciate your enthusiasm for this project. I am personally looking forward to working closely with you on this. This comes with my very best regards and appreciation for your valued perspective and partnership.



Signed for Talk Visual Corporation:                 Signed for USXP/SkyNet:




/S/ EUGENE A. ROSOV                                 /S/ RICHARD A. ALTOMARE
-------------------                                 -----------------------
Eugene A. Rosov                                     Richard A. Altomare
President & CEO                                     Chairman




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